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EXHIBIT 5.1

August 19, 2002

divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622

Registration Statement on Form S-8

Ladies and Gentlemen:

        We have represented divine, inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on FormS-8, as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act 71,313 shares of Class A common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Shares") for issuance to holders of options granted under the Delano Technology Corporation Stock Option Plan (January 25, 1999) and the Delano Technology Corporation Stock Option Plan (July 20, 2000) (collectively, the "Plans"). All outstanding options issued under these Plans have been assumed by the Company pursuant to the terms and conditions of the Combination Agreement, dated as of March 12, 2002, among the Company and Delano Technology Corporation, as amended. In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates, and other papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as we deemed it necessary to examine for the purpose of this opinion.

        Based upon such examination, it is our opinion that when issued in the manner described in the Registration Statement, the Shares will be legally issued, fully-paid, and non-assessable shares of Common Stock of the Company.

        Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section7 of the Act.

                      Very truly yours,
                      /s/ Bell, Boyd & Lloyd LLC

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  EXHIBIT 5.1